Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President - Finance
Dover, Delaware, April 29, 2010	(302) 857-3292

DOVER MOTORSPORTS, INC. REPORTS RESULTS

FOR THE QUARTER ENDED MARCH 31, 2010

Dover Motorsports, Inc. (NYSE: DVD) today reported its results for the quarter ended March 31, 2010.

As previously reported, the Company has ceased all operations at its Memphis facility and the facility is held for sale. The Company realigned both NASCAR races promoted in Memphis to its other Midwest tracks for the 2010 race season.

Revenues for the first quarter of 2010 were $167,000 compared with $85,000 in the first quarter of 2009. Operating and marketing expenses were $1,708,000 in the first quarter of 2010 compared to $2,199,000 for the comparable prior year period. The decrease is primarily due to the closure of Memphis. No major events were promoted during the first quarter of either year.

General and administrative expenses of $3,339,000 in the first quarter of 2010 were up from $3,058,000 for the same quarter last year. The increase is due primarily to higher real estate taxes at Gateway International Raceway partially offset by lower costs from the closure of the Memphis facility.

Depreciation and amortization of $1,582,000 during the first quarter of 2010 was comparable to $1,565,000 in the first quarter of 2009.

Net interest expense was $808,000 in the first quarter of 2010 as compared to $780,000 in the first quarter of 2009. Excluding the interest expense we record on certain unrecognized income tax benefits, our net interest expense was $757,000 in the first quarter of 2010 as compared to $643,000 in the first quarter of 2009. The increase was due primarily to a higher average interest rate on our credit facility.

The Company historically reports a loss in the first quarter due to the seasonality of our motorsports business. Loss before income tax benefit for the quarter ended March 31, 2010 was $7,270,000 compared with $7,517,000 in the first quarter of 2009.

The effective income tax rate for the first quarter of 2010 was 36.7% compared with 37.6% in the prior year.

Net loss for the quarter ended March 31, 2010 was $4,599,000 or $.13 per diluted share compared with a loss of $4,688,000 or $.13 per diluted share for the comparable period of the prior year.

Cash flow provided by operations was $8,000 for the first quarter of 2010 compared to $2,332,000 for the first quarter of 2009. The decrease was primarily due to the first quarter payment of the sanction fee for Nashville’s April 2010 Nationwide and Truck events, as well as lower advanced collections for our upcoming events. The 2009 sanction fee was paid in the second quarter. Capital spending was $203,000 in the first quarter of 2010 compared with $699,000 in the first quarter of 2009.

At March 31, 2010, the Company’s total indebtedness was $43,039,000 compared with $44,572,000 at March 31, 2009.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. (NYSE: DVD) is a leading promoter of motorsports events in the United States. DVD subsidiaries operate three tracks in three states, and present several hundred motorsports events each year. For 2009, 14 major national events were held, including races sanctioned by NASCAR and NHRA. Dover Motorsports, Inc. owns and operates Dover International Speedway in Dover, Del., Gateway International Raceway near St. Louis, Mo., and Nashville Superspeedway near Nashville, Tenn. For further information log on to www.DoverMotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Revenues:
Admissions	$54	$31
Event-related	111	28
Broadcasting	—	—
Other	2	26

	167	85

Expenses:
Operating and marketing	1,708	2,199
General and administrative	3,339	3,058
Depreciation and amortization	1,582	1,565

	6,629	6,822

Operating loss	(6,462)	(6,737)

Interest income	3	4
Interest expense	(811)	(784)

Loss before income tax benefit	(7,270)	(7,517)

Income tax benefit	2,671	2,829

Net loss	$(4,599)	$(4,688)

Net loss per common share:
Basic	$(0.13)	$(0.13)

Diluted	$(0.13)	$(0.13)

Weighted average shares outstanding:
Basic	36,086	36,011
Diluted	36,086	36,011

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	March 31, 2010	March 31, 2009	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$359	$1,138	$155
Accounts receivable	3,631	3,349	1,260
Inventories	296	248	277
Prepaid expenses and other	3,878	2,351	1,528
Income taxes receivable	194	241	—
Deferred income taxes	115	100	118
Assets held for sale	2,800	10,726	2,800

Total current assets	11,273	18,153	6,138

Property and equipment, net	128,723	134,087	130,182
Restricted cash	3,957	3,894	5,333
Other assets, net	666	542	712
Deferred income taxes	132	284	164

Total assets	$144,751	$156,960	$142,529

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$429	$938	$456
Accrued liabilities	2,566	2,253	2,986
Payable to Dover Downs Gaming & Entertainment, Inc.	157	5	5
Income taxes payable	—	—	199
Current portion of bonds payable	1,345	1,235	1,235
Deferred revenue	16,098	16,896	5,931
Liabilities held for sale	—	2,865	—

Total current liabilities	20,595	24,192	10,812

Revolving line of credit	41,300	41,600	41,000
Bonds payable	394	1,737	1,739
Liability for pension benefits	1,776	2,662	1,695
Other liabilities	931	1,972	875
Non current income taxes payable	2,882	9,119	3,269
Deferred income taxes	19,023	13,145	20,850

Total liabilities	86,901	94,427	80,240

Stockholders’ equity:
Common stock	1,821	1,812	1,806
Class A common stock	1,851	1,851	1,851
Additional paid-in capital	101,056	100,591	100,943
Accumulated deficit	(45,593)	(39,421)	(40,994)
Accumulated other comprehensive loss	(1,285)	(2,300)	(1,317)

Total stockholders’ equity	57,850	62,533	62,289

Total liabilities and stockholders’ equity	$144,751	$156,960	$142,529

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Operating activities:
Net loss	$(4,599)	$(4,688)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,582	1,565
Amortization of credit facility fees	93	40
Stock-based compensation	170	142
Deferred income taxes	(2,407)	(2,483)
Changes in assets and liabilities:
Accounts receivable	(2,371)	(1,597)
Inventories	(19)	(56)
Prepaid expenses and other	(2,390)	(1,057)
Income taxes receivable/payable	(184)	(347)
Accounts payable	60	49
Accrued liabilities	(420)	(362)
Payable to/receivable from Dover Downs Gaming & Entertainment, Inc.	152	16
Deferred revenue	10,167	10,803
Other liabilities	174	307

Net cash provided by operating activities	8	2,332

Investing activities:
Capital expenditures	(203)	(699)
Restricted cash	1,376	1,325

Net cash provided by investing activities	1,173	626

Financing activities:
Borrowings from revolving line of credit	3,900	2,300
Repayments on revolving line of credit	(3,600)	(2,900)
Repayments of bonds payable	(1,235)	(1,129)
Dividends paid	—	(367)
Repurchase of common stock	(42)	(12)

Net cash used in financing activities	(977)	(2,108)

Net increase in cash and cash equivalents	204	850
Cash and cash equivalents, beginning of period	155	288

Cash and cash equivalents, end of period	$359	$1,138